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EXHIBIT 21

UNOVA, INC.
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation
Cincinnati Machine Holdings U.K. Limited	UNITED KINGDOM
Cincinnati Machine U.K. Limited	UNITED KINGDOM
Intermec Technologies Corporation	WASHINGTON
Intermec Technologies de México, S.A. de C.V.	MEXICO
Infolink Group Limited	AUSTRALIA
Intermec Technologies Australia Pty. Limited	AUSTRALIA
Intermec International Inc.	WASHINGTON
Intermec Technologies Holdings B.V.	NETHERLANDS
Intermec International B.V.	NETHERLANDS
Intermec AB	SWEDEN
Intermec Printer AB	SWEDEN
Intermec Technologies AB	SWEDEN
Intermec Technologies A/S	DENMARK
ITC Intermec Technologies Corporation AS	NORWAY
Intermec Technologies (S) Pte Ltd	SINGAPORE
Intermec Scanner Technology Center S.A.	FRANCE
Intermec IP Corp.	DELAWARE
Intermec Label Products B.V.	NETHERLANDS
Intermec (South America) Ltda.	BRAZIL
Intermec Technologies Canada Ltd.	CANADA
Intermec Technologies Benelux B.V.	NETHERLANDS
Intermec Technologies GmbH	GERMANY
Intermec Technologies S.r.l.	ITALY
Intermec Technologies U.K. Limited	UNITED KINGDOM
Intermec Technologies S.A.	FRANCE
Intermec Technologies, S.A.	SPAIN
UNOVA Industrial Automation Systems, Inc.	DELAWARE
Honsberg Lamb Sonderwerkzeugmaschinen GmbH	GERMANY
J.S. McNamara Company	MICHIGAN
R & B Machine Tool Company	MICHIGAN
The Factory Power Company	OHIO
UNOVA IP Corp.	DELAWARE
UNOVA U.K. Limited	UNITED KINGDOM
UNOVA Financing Ltd.	UNITED KINGDOM

The Registrant has additional operating subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.

All above-listed subsidiaries have been consolidated in the Registrant's financial statements.

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  EXHIBIT 21
UNOVA, INC. SUBSIDIARIES OF THE REGISTRANT